Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Shoals Technologies Group, Inc.

Portland, Tennessee

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 12, 2020, relating to the financial statement of Shoals Technologies Group, Inc. which is contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Austin, Texas

January 14, 2021